Exhibit 99.1

SCIENTIFIC GAMES THIRD QUARTER
REVENUES UP 36%; NET INCOME UP 62%

NEW YORK, NOVEMBER 1, 2004 – SCIENTIFIC GAMES CORPORATION (NASDAQ: SGMS) today reported third quarter 2004 revenues increased 36 percent to $179.3 million from the $132.1 million reported in the third quarter of 2003.   Net income before preferred stock dividend rose 62 percent to $21.5 million or $0.24 per diluted share in the third quarter of 2004 compared to $13.2 million or $0.15 per diluted share in the third quarter of 2003.  EBITDA (earnings before interest, taxes, depreciation and amortization – see the following EBITDA reconciliation) increased 41 percent to $53.5 million in the third quarter of 2004 from $37.9 million in the third quarter of 2003.

For the first nine months of 2004, revenues were $542.9 million compared to $384.1 million for the first nine months of 2003, an increase of 41%.  Net income before preferred stock dividend was $61.4 million or $0.68 per diluted share for the first nine months of 2004 compared to net income before preferred stock dividend of $37.1 million or $0.43 per diluted share in the first nine months of 2003.  EBITDA increased 44 percent to $157.8 million in the first nine months of 2004 from $109.8 million in the first nine months of 2003.

Scientific Games said that the acquisition of IGT OnLine Entertainment Systems was a significant contributor to the gains in 2004, along with continued strong sales of instant lottery tickets, licensed game properties and lottery systems throughout the world.  For the fiscal year ended June 30, 2004, U.S. lotteries reported overall sales growth of 8.8% to more than $45 billion; instant tickets, which now account for more than half the total  market, were the  fastest growing segment, increasing by more than 12% from the prior year. (LaFleur’s Magazine).

During the quarter, Scientific Games was awarded instant lottery contracts in Massachusetts, Iowa and Texas, won renewal as secondary instant supplier in New York, and received extensions of existing online contracts from Indiana, South Dakota, Vermont and West Virginia.  After the close of the quarter, the company was awarded the instant lottery contract in Louisiana.  In addition, Scientific Games won the online system contract for the lottery in Puerto Rico.  As previously announced, the aggregate revenues of these contracts exceeds $150 million over their initial terms.

Lorne Weil, Chairman and CEO, commented on several important developments.  “The early results of the Iowa test market for our electronic game cards have exceeded expectations and we are accelerating plans for a broader rollout.  Our new patent pending online lotto game, Match 6, passed the $100 million sales mark in Pennsylvania in less than nine months, stimulating interest in several additional states.  Twenty-five lotteries have now agreed to sub-license Scientific Games’ multiplier patent from our licensee, the Multi-State Lottery Association,” Mr. Weil continued.

Scientific Games noted that its instant lottery network in Italy had grown to about 20,000 retailers by mid-October, significantly greater than a quarter earlier though still below the longer range target.

Mr. Weil said, “We are very pleased with the recent progress in Italy.  In the last three months sales have nearly doubled, reaching approximately 15 million euros per week.  Together with the just-announced acquisition of Printpool Honsel, a supplier of instant tickets to 16 lotteries in Germany, and upcoming major capital investments in our UK facility, we are gathering the critical mass necessary to realize both significant sales growth and operating synergies in Europe.”

Scientific Games Racing, had an unusually active quarter in terms of contract signings. It extended contracts with 12 casinos in Atlantic City, and added new pari-mutuel customers representing $6.2 million of annual revenue.

Guidance

Scientific Games is revising its guidance for 2004 as follows: revenues of $715 to $725 million, EBITDA of $205 to $210 million with earnings per diluted share of $0.84 to $0.88.

Previously Scientific Games said it expected revenues between $690 and $720 million, EBITDA of $195 to $205 million and earnings per diluted share of $0.78 to $0.83.

As a reminder, Scientific Games previously announced its intention to discontinue guidance beginning in 2005.

Conference Call Details

Scientific Games Corporation invites you to join its conference call tomorrow at 10:00 am eastern time by dialing (888) 262-9189 or (973) 582–2729 for international callers.  There will also be a live web cast accessible through on the Investor Relations page.

A replay of the conference call will be available until midnight on Friday, November 5, 2004 at (877) 519-4471, or (973) 341–3080 for international callers, Conference ID number 5260620, Account Number 1628.  The call will be archived on the web site for thirty days.

About Scientific Games

Scientific Games Corporation is the leading integrated supplier of instant tickets, systems and services to lotteries, and the leading supplier of wagering systems and services to pari-mutuel operators.  It is also a licensed pari-mutuel gaming operator in Connecticut and the Netherlands and is a leading supplier of prepaid phone cards to telephone companies.  Scientific Games’ customers are in the United States and more than 60 other countries.  For more information about Scientific Games, please visit our web site at www.scientificgames.com.

Forward-Looking Statements

In this press release we make “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate,” or the negatives thereof, variations thereon or similar terminology.

These forward-looking statements generally relate to plans and objectives for future operations and are based upon management’s reasonable estimates of future results or trends. Although we believe that the plans and objectives reflected in or suggested by such forward-looking statements are reasonable, such plans or objectives may not be achieved.

Actual results may differ from projected results due, but not limited, to unforeseen developments, including developments relating to the following:

•                  economic, competitive, demographic, business and other conditions in our local and regional markets;

•                  changes or developments in the laws, regulations or taxes in the gaming and lottery industries;

•                  actions taken or omitted to be taken by third parties, including customers, suppliers, competitors, members and shareholders, as well as legislative, regulatory, judicial and other governmental authorities;

•                  changes in business strategy, capital improvements, development plans, including those due to environmental remediation concerns, or changes in personnel or their compensation, including federal, state and local minimum wage requirements;

•                  the availability and adequacy of our cash flow to satisfy our obligations, including our debt service obligations and our need for additional funds required to support capital improvements, development and acquisitions;

•                  an inability to renew or early termination of our contracts;

•                  an inability to engage in future acquisitions;

•                  the loss of any license or permit, including the failure to obtain an unconditional renewal of a required gaming license on a timely basis; and

•                  resolution of any pending or future litigation in a manner adverse to us.

Actual future results may be materially different from what we expect.  We will not update forward-looking statements even though our situation may change in the future.

EBITDA Disclosure

EBITDA is included in this press release as it is a basis upon which we assess our financial performance, and it provides useful information regarding our ability to service our debt.  EBITDA should not be considered in isolation or as an alternative to net income, cash flows from operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles as measures of our profitability or liquidity.  EBITDA as defined in this press release may differ from similarly titled measures presented by other companies.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months and Nine Months Ended September 30, 2003 and 2004

(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2004	2003	2004
Operating revenues:
Services	$110,350	152,636	325,747	441,839
Sales	21,713	26,673	58,383	101,047
	132,063	179,309	384,130	542,886
Operating expenses (exclusive of depreciation and amortization shown below):
Services	60,174	84,039	177,688	237,568
Sales	15,229	18,450	40,167	69,861
Amortization of service contract software	1,325	553	3,936	3,584
	76,728	103,042	221,791	311,013
Total gross profit	55,335	76,267	162,339	231,873
Selling, general and administrative expenses	18,741	23,273	56,452	77,620
Depreciation and amortization	9,866	14,528	29,494	42,094
Operating income	26,728	38,466	76,393	112,159
Other deductions (income):
Interest expense	6,171	7,692	18,575	22,889
Other (income) expense	(199)	(313)	(231)	(89)
	5,972	7,379	18,344	22,800
Income before income tax expense	20,756	31,087	58,049	89,359
Income tax expense	7,519	9,626	20,921	27,969
Net income	13,237	21,461	37,128	61,390
Convertible preferred stock dividend	1,942	757	5,684	4,721
Net income available to common stockholders	$11,295	20,704	31,444	56,669

Basic and diluted net income per share:
Basic net income available to common stockholders	$0.19	0.26	0.53	0.83
Diluted net income available to common stockholders	$0.15	0.24	0.43	0.68
Weighted average number of shares used in per share calculations:
Basic shares	60,123	78,661	59,758	67,958
Diluted shares	89,196	90,777	87,157	90,511

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED BALANCE SHEET DATA

December 31, 2003 and September 30, 2004

(Unaudited, in thousands)

	December 31, 2003	September 30, 2004
Assets:
Cash and cash equivalents	$79,373	96,629
Other current assets	157,992	164,060
Property and equipment, net	228,730	244,232
Long-term assets	496,894	494,170
	$962,989	999,091

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$6,327	7,010
Other current liabilities	152,096	122,450
Long-term debt, excluding current portion	525,836	523,621
Other long-term liabilities	41,578	42,691
Stockholders’ equity	237,152	303,319
	$962,989	999,091

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED SEGMENT OPERATING DATA

Three Months Ended September 30, 2003 and 2004

(Unaudited, in thousands)

	Three Months Ended September 30, 2003
	Lottery Group	Pari- Mutuel Group	Venue Management Group	Telecom- munications Group	Totals
Service revenues	$72,578	21,340	16,432	—	110,350
Sales revenues	8,506	1,465	—	11,742	21,713
Total revenues	81,084	22,805	16,432	11,742	132,063
Cost of service	36,647	11,728	11,799	—	60,174
Cost of sales	6,413	766	—	8,050	15,229
Amortization of service contract software	743	582	—	—	1,325
Total operating expenses	43,803	13,076	11,799	8,050	76,728
Gross profit	37,281	9,729	4,633	3,692	55,335
Selling, general and administrative expenses	8,164	3,363	877	1,310	13,714
Depreciation and amortization	5,770	2,776	501	645	9,692
Segment operating income	$23,347	3,590	3,255	1,737	31,929
Unallocated corporate expense					5,201
Consolidated operating income					$26,728

	Three Months Ended September 30, 2004
	Lottery Group	Pari- Mutuel Group	Venue Management Group	Telecom- munications Group	Totals
Service revenues	$116,477	20,596	15,563	—	152,636
Sales revenues	9,042	381	—	17,250	26,673
Total revenues	125,519	20,977	15,563	17,250	179,309
Cost of service	61,285	11,459	11,295	—	84,039
Cost of sales	5,264	253	—	12,933	18,450
Amortization of service contract software	866	(313)	—	—	553
Total operating expenses	67,415	11,399	11,295	12,933	103,042
Gross profit	58,104	9,578	4,268	4,317	76,267
Selling, general and administrative expenses	12,716	1,993	774	1,489	16,972
Depreciation and amortization	9,598	3,284	524	909	14,315
Segment operating income	$35,790	4,301	2,970	1,919	44,980
Unallocated corporate expense					6,514
Consolidated operating income					$38,466

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED SEGMENT OPERATING DATA

Nine Months Ended September 30, 2003 and 2004

(Unaudited, in thousands)

	Nine Months Ended September 30, 2003
	Lottery Group	Pari- Mutuel Group	Venue Management Group	Telecom- munications Group	Totals
Service revenues	$216,072	61,045	48,630	—	325,747
Sales revenues	20,064	4,281	—	34,038	58,383
Total revenues	236,136	65,326	48,630	34,038	384,130
Cost of service	109,948	33,726	34,014	—	177,688
Cost of sales	14,731	2,488	—	22,948	40,167
Amortization of service contract software	2,153	1,783	—	—	3,936
Total operating expenses	126,832	37,997	34,014	22,948	221,791
Gross profit	109,304	27,329	14,616	11,090	162,339
Selling, general and administrative expenses	26,470	8,733	2,626	3,701	41,530
Depreciation and amortization	17,176	8,338	1,518	1,923	28,955
Segment operating income	$65,658	10,258	10,472	5,466	91,854
Unallocated corporate expense					15,461
Consolidated operating income					$76,393

	Nine Months Ended September 30, 2004
	Lottery Group	Pari- Mutuel Group	Venue Management Group	Telecom- munications Group	Totals
Service revenues	$333,511	60,946	47,382	—	441,839
Sales revenues	54,404	2,848	—	43,795	101,047
Total revenues	387,915	63,794	47,382	43,795	542,886
Cost of service	171,040	32,324	34,204	—	237,568
Cost of sales	35,309	1,686	—	32,866	69,861
Amortization of service contract software	2,512	1,072	—	—	3,584
Total operating expenses	208,861	35,082	34,204	32,866	311,013
Gross profit	179,054	28,712	13,178	10,929	231,873
Selling, general and administrative expenses	45,443	5,801	2,972	4,406	58,622
Depreciation and amortization	28,998	8,593	1,521	2,347	41,459
Segment operating income	$104,613	14,318	8,685	4,176	131,792
Unallocated corporate expense					19,633
Consolidated operating income					$112,159

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET INCOME BEFORE PREFERRED

STOCK DIVIDENDS TO EBITDA

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2004	2003	2004
Net income before preferred stock dividends	$13,237	21,461	37,128	61,390
Add: Income tax expense	7,519	9,626	20,921	27,969
Add: Depreciation and amortization expense	11,191	15,081	33,430	45,678
Add: Interest expense	6,171	7,692	18,575	22,889
Add: Other (income) expense	(199)	(313)	(231)	(89)
EBITDA	$37,919	$53,547	109,823	$157,837

EBITDA, as included herein, represents operating income plus depreciation and amortization expenses.  EBITDA is included in this document as it is a basis upon which we assess our financial performance, and it provides useful information regarding our ability to service our debt.  EBITDA should not be considered in isolation or as an alternative to net income, cash flows from operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles as measures of our profitability or liquidity.  EBITDA as defined in this document may differ from similarly titled measures presented by other companies.